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                                 Exhibit 24.3

                      Consent of Keller & Company, Inc.


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August 27, 1996




Re:    Valuation Appraisal of PS Financial, Inc./
       Preferred Savings Bank
       Chicago, Illinois


     We hereby consent to the use of our firm's name, Keller & Company, Inc. and the reference to our firm as experts in the Application for Conversion on Form AC to be filed with the Office of Thrift Supervision and the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission and any amendments thereto, and to the statements with respect to us and the reference to our Valuation Appraisal Report in the Prospectus, in the said Form AC and in the said Form S-1 and any amendments thereto.



Very truly yours,

KELLER & COMPANY, INC




by: /s/ Michael R. Keller
    -----------------------
      Michael R. Keller
      President